Exhibit 19.2

Policy Name: Designated Insider Policy

Policy Type: Enterprise

1. General Policy Statement
This policy supplements the Insider Trading Policy, which prohibits persons who are aware of Material Non-Public Information (MNPI) about any company from (i) trading in Securities of that company; or (ii) providing MNPI or recommendations based on MNPI to persons who trade Securities based on that information.

Because of the nature of their positions within the Company, persons identified as Designated Insiders are assumed to have access to MNPI. This policy describes the categories of Designated Insiders and describes their restrictions when trading Company Securities.

2. Scope
This policy applies to Designated Insiders, which is defined to mean non-management directors on the Company’s board of directors, and employees of the Company and its affiliates who are subject to one or more special restrictions on their ability to trade Company Securities, as described in this policy and the Designated Insider Procedure.

3. Resources to Get Help and Ask Questions
Please email StockPlanAdmin@mckesson.com with any questions about this policy.

4. Foundational Policy Requirements
•If you are a Window Period Insider, you are prohibited from engaging in transactions or transfers of ownership, including bona fide gifts, involving Company Securities unless your trade occurs during a Trading Window Period.
•If you are a Pre-Clearance Insider, you must obtain approval from the Company’s securities legal counsel before engaging in any transaction or transfer of ownership involving Company Securities, including bona fide gifts, even during a Trading Window Period.
•The requirements in this paragraph do not apply to trades pursuant to an arrangement that complies with the Pre-Arranged Trading Plan Policy and the Pre-Arranged Trading Plan Procedure.

5. Key Points to Remember
•This policy applies to all types of transactions and transfers of ownership in Company Securities.
•Even when a transaction or transfer of ownership would not violate securities laws, Designated Insiders are prohibited from engaging in transactions and transfers of ownership involving Company Securities except as authorized by this policy or the Designated Insider Procedure.

5.1 Pre-Clearance Insiders
•Pre-Clearance Insiders are subject to a requirement that all their Company Securities transactions and transfers of ownership must be approved in advance by the Company’s securities legal counsel.
•Pre-Clearance Insiders fall into one or more of the following categories:
oSection 16 Insider: This category comprises the Company’s non-management directors on the board of directors and employees who are designated as “officers” for purposes of Section 16 of the Securities Exchange Act of 1934.
oRole-Based Pre-Clearance Insider: This category comprises employees whose roles at the Company routinely make them aware of information that may be Potential MNPI, other than any Key Financial Performance Metric.
oProject-Based Pre-Clearance Insider: This category comprises employees aware of an actual or potential event, development, project or other information of a non-routine nature that has been determined to be Potential MNPI.

5.2 Window Period Insiders
•Window Period Insiders are designated because their roles at the Company allow them routine access to Potential MNPI about a Key Financial Performance Metric.
•Window Period Insiders are permitted to transfer ownership of Company Securities only during a Trading Window Period.

6. Penalties for Noncompliance
Your failure to comply with the Insider Trading Policy Framework and Insider Trading Laws could result in:
•Civil liability and sanctions;
•Criminal sanctions, including fines and imprisonment; and/or
•Disciplinary action by the Company up to and including termination of employment.

7. Exceptions
There are no exceptions to this policy, such as for small transactions, routine transactions or transactions that may seem necessary or justifiable for reasons independent of your awareness of MNPI (such as the need to raise money for an emergency expenditure).

8. Definitions

Company	McKesson Corporation
Designated Insider	Non-management directors on the Company’s board of directors, and employees of the Company and its business reporting segments, business units and direct and indirect subsidiaries (“affiliates”) who are subject to one or more special restrictions on their ability to trade Company Securities, as described in this policy and the Designated Insider Procedure. Designated Insiders comprise Pre-Clearance Insiders and Window Period Insiders.
Insider Trading Policy Framework	Includes the: Code of Conduct; Insider Trading Policy; Designated Insider Policy; Section 16 Insider Policy; Pre-Arranged Trading Plan Policy; and their related procedures. It also includes the Share Repurchase and Sale Policy applicable to the Company itself.
Insider Trading Laws	Federal, state and foreign securities laws that prohibit persons who are aware of MNPI about any company from (i) trading in Securities of that company or (ii) providing MNPI or recommendations based on MNPI to persons who trade Securities based on that information.
Key Financial Performance Metric (KFPM)	As defined in the Appendix to the Designated Insider Procedure.
Material Information	Information that a reasonable investor likely would consider important in deciding to buy, hold or sell Securities.
Material Non-Public Information (MNPI)	Material Information that has not been Publicly Disclosed.
Potential MNPI	Information that, in the judgment of the Company’s securities legal counsel, possibly might be considered MNPI based on, for example, an assessment of the likelihood that the information might develop into MNPI or be viewed in hindsight to have been MNPI at an earlier point in time. Refer to the Appendix to the Insider Trading Procedure for examples of types of information that should be treated as Potential MNPI.
Pre-Clearance Insider	A Designated Insider who is subject to a restriction on their ability to trade Company Securities which requires them to first obtain approval from the Company’s securities legal counsel. The categories of Pre-Clearance Insiders are described in Section 4.5 of this policy.

Publicly Disclosed	The subject company has disclosed all of the Material Information about a topic using methods that are reasonably designed to provide broad, non-exclusionary distribution of the information to the public, and sufficient time has elapsed after disclosure for that information to be broadly disseminated to Securities market participants (generally allowing at least one trading day). Refer to the Fair Disclosure Policy for examples of disclosure methods.
Securities	Any type of securities that any company issues, such as common stock, preferred stock, options to purchase stock, convertible debentures and warrants, and any type of derivative securities relating to a company’s securities, such as exchange-traded put or call options or swaps, whether or not issued by that company. This term is not limited to Securities related to the Company.
Trading Window Period
A period made available by the Company (also called a trading window or a window period) that generally will:
•Open upon the start of the New York Stock Exchange (NYSE) core trading session (normal start is 9:30 AM EST) immediately following the earlier of (i) the completion of one (whole or shortened) NYSE core trading session after the Company has Publicly Disclosed its quarterly earnings, or (ii) the passage of 24 hours after the Company has Publicly Disclosed its quarterly earnings; and
•Close on the 15th day of the final month of the fiscal quarter, or if that date is not a NYSE regular trading day, then close on the immediately prior NYSE regular trading day.

Window Period Insider	A Designated Insider who is subject to a restriction which requires them to trade Company Securities only during a Trading Window Period.

9. Resources and Related Policies and Procedures

•Designated Insider Procedure •Fair Disclosure Policy •Insider Trading Policy •Pre-Arranged Trading Plan Policy •Section 16 Insider Policy •Stock Ownership Policy

Executive Sponsor	Michele Lau
Enterprise Policy Owner	Kirsten Jensen
Enterprise Function	General Counsel Organization
Subcategory	Law Department
Associated Risk & Tier	Regulatory Compliance
Effective Date	June 5, 2023
Last Review Date	May 2, 2024
Last Revision Date	May 2, 2024

Procedure Name: Designated Insider Procedure

Procedure Type: Enterprise

1. Purpose
This procedure supplements the Designated Insider Policy and provides instructions for how and when Designated Insiders may trade Company Securities.

2. Scope
This procedure applies to Designated Insiders, which is defined to mean non-management directors on the Company’s board of directors, and employees of the Company and its affiliates who are subject to one or more special restrictions on their ability to trade Company Securities as described in the Designated Insider Policy and this procedure.

3. Resources to Get Help and Ask Questions
Please email StockPlanAdmin@mckesson.com with any questions about this procedure.

4. Procedure Requirements

4.1 How and Where are the Insider Lists Maintained?
•The Company’s Stock Plan Administration function maintains one or more lists of Designated Insiders who are subject to one or more special restrictions on their ability to trade Company Securities.
•An individual may be included in more than one insider list, such as the window period insider list as well as a special project insider list.
•The Company generally notifies a Designated Insider at the time the person is added to an insider list, although sometimes the Designated Insider may be informed that they are on an insider list when they seek to trade in Company Securities and are directed by Fidelity to contact the Company.
•Questions about insider lists, and requests for addition or deletion of individuals on any insider list, should be directed to StockPlanAdmin@mckesson.com
•Insider lists do not include non-employees. We generally rely on contractual confidentiality and non-use obligations, or on professional ethical obligations, to manage the risk that a non-employee may trade in securities while aware of Potential MNPI obtained while performing services for the Company.

4.2 Trading Authorization for Window Period Insiders
•During a Trading Window Period, a Window Period Insider generally is permitted to trade Company Securities without additional authorization subject to the conditions that the Window Period Insider is: (i) not aware of Material Non-Public Information (MNPI) when they trade, and (ii) not a Pre-Clearance Insider.
•If you are a Window Period Insider who is not a Pre-Clearance Insider, then you generally do not need to seek authorization to trade Company Securities during a Trading Window Period when you are not aware of MNPI about those Securities.
•The availability of any Trading Window Period is in the Company’s sole and absolute discretion, but typically one is made available each fiscal quarter.
•The Company notifies Window Period Insiders by email about the opening and closing of Trading Window Periods.
•If you are a Window Period Insider who is not a Pre-Clearance Insider, and you find that you are unable to trade during a Trading Window Period from your Company-sponsored account at Fidelity, please contact StockPlanAdmin@mckesson.com.

4.3 Pre-Clearance Insiders Seeking Authorization to Trade
•If you are a Pre-Clearance Insider, then you always need to obtain authorization from the Company’s securities legal counsel to trade Company Securities, even during a Trading Window Period.
•Trading authorization requests should be submitted shortly before the intended trade is to occur and are generally granted for a short period of time. If your order is not executed within that time period, then you must seek additional trading authority.
•Do not place an order that might be executed outside of the timeframe stated in an authorization by Company securities counsel for transactions or transfers of ownership.
•If you are unsure about whether you are aware of MNPI about any Securities, you must refrain from trading those Securities and consult with the Company’s securities legal counsel.
•The Company is entitled to withhold or cancel trading approvals for any reason, or for no reason, in its sole discretion.
•Please submit trading authorization requests to StockPlanAdmin@mckesson.com and allow one business day for responses.

4.4 ESPP Elections and Sales
•Window Period Insiders and Pre-Clearance Insiders who elect to participate in the Employee Stock Purchase Program (ESPP), or who want to make changes to their ESPP elections, are advised to do so during Trading Window Periods while not aware of MNPI.
•Maintaining a consistent level of participation in the ESPP may qualify as a Rule 10b5-1 trading arrangement for the share purchases. For more information, refer to the Pre-Arranged Trading Plan Procedure.
•Shares delivered under the ESPP plan are subject to the restrictions on sales and transfers described in the Designated Insider Policy and this procedure, even if you have a pattern or practice of selling those shares upon delivery.

4.5 Fidelity Accounts
•Company-sponsored equity accounts at Fidelity are flagged to indicate the Designated Insider’s status on one or more insider lists.
•Trades in Company Securities held in a Designated Insider’s Fidelity accounts will be prevented until authorization to trade is provided by the Company to Fidelity in accordance with this procedure.

4.6 Pre-Arranged Trading Plans
•A Designated Insider may be able to adopt a pre-arranged trading plan that is designed to comply with Securities and Exchange Commission (SEC) Rule 10b5-1. Such a plan may enable a Designated Insider to trade in Company Securities at times otherwise not permitted by the Insider Trading Policy, the Designated Insider Policy, or this procedure. For more information, refer to the Pre-Arranged Trading Plan Policy and Pre-Arranged Trading Plan Procedure.

4.7 Providing Instruction to Brokers and Financial Advisors
•To avoid inadvertent violations of the Insider Trading Policy Framework and Insider Trading Laws, Designated Insiders should consider instructing their securities brokers or financial advisors to not engage in discretionary transactions or transfers of ownership involving Company Securities without the Designated Insider’s specific approval, which could include approval under a plan that complies with the Pre-Arranged Trading Plan Policy and the Pre-Arranged Trading Plan Procedure.

4.8 Authorization to Trade Securities is not Legal, Tax or Financial Advice
•Authorization from a Company representative for you to trade Securities does not constitute personal legal, tax or financial advice to you.
•A Trading Window Period or other form of authorization from the Company to trade in Company Securities does not create a legal safe harbor from an insider trading violation.
•In all cases, you are personally responsible for determining whether you are aware of MNPI and, if so, to refrain from trading in Securities to which that MNPI relates (unless pursuant to an arrangement that satisfies the requirements of SEC Rule 10b5-1).
•The Company’s attorneys represent the Company and its subsidiaries, not individuals. The securities laws are complex, and you should consider seeking advice from your personal legal counsel about your decisions to trade in Securities.

5. Penalties for Noncompliance
Your failure to comply with the Insider Trading Policy Framework and Insider Trading Laws could result in:
•Civil liability and sanctions;
•Criminal sanctions, including fines and imprisonment; and/or
•Disciplinary action by the Company up to and including termination of employment.

6. Exceptions
There are no exceptions to this procedure, such as for small transactions, routine transactions or transactions that may seem necessary or justifiable for reasons independent of your awareness of MNPI (such as the need to raise money for an emergency expenditure).

7. Definitions

Company	McKesson Corporation
Designated Insider	Non-management directors on the Company’s board of directors, and employees of the Company and its business reporting segments, business units and direct and indirect subsidiaries (“affiliates”) who are subject to one or more special restrictions on their ability to trade Company Securities, as described in the Designated Insider Policy and this procedure. Designated Insiders comprise Pre-Clearance Insiders and Window Period Insiders.

Insider Trading Policy Framework	Includes the: Code of Conduct; Insider Trading Policy; Designated Insider Policy; Section 16 Insider Policy; Pre-Arranged Trading Plan Policy; and their related procedures. It also includes the Share Repurchase and Sale Policy applicable to the Company itself.
Insider Trading Laws	Federal, state and foreign securities laws that prohibit persons who are aware of MNPI about any company from (i) trading in Securities of that company or (ii) providing MNPI or recommendations based on MNPI to persons who trade Securities based on that information.
Key Financial Performance Metric (KFPM)	As defined in the Appendix to this procedure.
Material Information	Information that a reasonable investor likely would consider important in deciding to buy, hold or sell Securities.
Material Non-Public Information (MNPI)	Material Information that has not been Publicly Disclosed.
Potential MNPI	Information that, in the judgment of the Company’s securities legal counsel, possibly might be considered MNPI based on, for example, an assessment of the likelihood that the information might develop into MNPI or be viewed in hindsight to have been MNPI at an earlier point in time. Refer to the Appendix to the Insider Trading Procedure for examples of types of information that should be treated as Potential MNPI.
Pre-Clearance Insider	A Designated Insider who is subject to a restriction on their ability to trade Company Securities which requires them to first obtain approval from the Company’s securities legal counsel. The categories of Pre-Clearance Insiders are described in Section 4.5 of the Designated Insider Policy.
Publicly Disclosed	The subject company has disclosed all of the Material Information about a topic using methods that are reasonably designed to provide broad, non-exclusionary distribution of the information to the public, and sufficient time has elapsed after disclosure for that information to be broadly disseminated to Securities market participants (generally allowing at least one trading day). Refer to the Fair Disclosure Policy for examples of disclosure methods.
Securities	Any type of securities that any company issues, such as common stock, preferred stock, options to purchase stock, convertible debentures and warrants, and any type of derivative securities relating to a company’s securities, such as exchange-traded put or call options or swaps, whether or not issued by that company. This term is not limited to Securities related to the Company.

Trading Window Period
A period made available by the Company (also called a trading window or a window period) that generally will:
•Open upon the start of the New York Stock Exchange (NYSE) core trading session (normal start is 9:30 AM EST) immediately following the earlier of (i) the completion of one (whole or shortened) NYSE core trading session after the Company has Publicly Disclosed its quarterly earnings, or (ii) the passage of 24 hours after the Company has Publicly Disclosed its quarterly earnings; and
•Close on the 15th day of the final month of the fiscal quarter, or if that date is not a NYSE regular trading day, then close on the immediately prior NYSE regular trading day.

Window Period Insider	A Designated Insider who is subject to a restriction which requires them to trade Company Securities only during a Trading Window Period.

8. Resources and Related Policies
•Designated Insider Policy •Fair Disclosure Policy •Insider Trading Policy •Pre-Arranged Trading Plan Policy •Section 16 Insider Policy •Stock Ownership Policy

Executive Sponsor	Michele Lau
Enterprise Procedure Owner	Kirsten Jensen
Enterprise Function	General Counsel Organization
Subcategory	Law Department
Associated Risk & Tier	Regulatory Compliance
Effective Date	June 5, 2023
Last Review Date	May 2, 2024
Last Revision Date	May 2, 2024

APPENDIX

Key Financial Performance Metrics

The term Key Financial Performance Metric (KFPM) means and includes, on both an historical and forecast, future basis:
(i.)Any KFPM listed below (including both GAAP and Non-GAAP adjusted equivalent metrics, including any metric that is presented on an FX-Adjusted basis) that is periodically Publicly Disclosed by the Company on either a consolidated or reporting segment basis;
(ii.)Information determined at any time by the Company’s securities legal counsel in consultation with the Company’s CFO, Controller and Chief Investor Relations Officer to constitute a KFPM, even if not listed below, and
(iii.)Information that can be combined with other information available to the particular person to derive or forecast a metric described in clause (i) or (ii).

Below is a non-exclusive list of KFPMs:

GAAP
Revenue	Net income	Other income (expense), net	Corporate expenses, net
Total assets	Total liabilities	Segment operating profit (loss)	Income tax benefit (expense)
Cost of sales gross profit	Cash flow statement categories and items	Total operating expenses	Debt to equity ratio
Income (loss) from continuing operations before interest expense and income taxes	Earnings (loss) per diluted common share from continuing operations attributable to the Company (EPS) Weighted Average Shares Outstanding (WASO) [used to calculate EPS and Adjusted EPS]	Income from continuing operations attributable to the Company	Operating profit (loss) as percentage of revenues

Non-GAAP (Adjusted)
Adjusted gross profit	Adjusted operating expenses	Adjusted other income	Adjusted income tax expense
Adjusted earnings per diluted share (Adjusted EPS)	Adjusted Earnings	Adjusted segment operating profit	Adjusted segment operating profit margin
Earnings before interest and taxes (EBIT) Earnings before interest, taxes, depreciation and amortization (EBITDA) Adjusted EBIT Adjusted EBITDA	Adjusted corporate expenses	Adjusted operating profit (AOP)	Free Cash Flow